Exhibit 99.1

Elicio Therapeutics Announces Pricing of $11.5 Million Underwritten Public Offering

BOSTON, June 28, 2024 – Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced the pricing of an approximately $11.5 million underwritten public offering of its common stock (or pre-funded warrants to purchase common stock in lieu thereof), and accompanying common warrants to purchase common stock, before deducting underwriting discounts and commissions and estimated offering expenses payable by Elicio.

The offering consists of (i) 500,000 shares of common stock and accompanying common warrants to purchase up to 500,000 shares of common stock at a per share exercise price of $5.00, at a combined public offering price of $5.00 per share and accompanying common warrant and (ii) to certain investors in lieu of common stock, pre-funded warrants to purchase up to 1,800,000 shares of common stock at a per share exercise price of $0.01 and accompanying common warrants to purchase up to 1,800,000 shares of common stock at a per share exercise price of $5.00, at a combined public offering price of $4.99 per pre-funded warrant and accompanying common warrant, which represents the per share combined purchase price for the common stock and accompanying common warrants less the $0.01 per share exercise price for each such pre-funded warrant. The accompanying common warrants will be immediately exercisable for shares of common stock and will expire on the five-year anniversary of the date of issuance. All of the shares of common stock, accompanying common warrants and pre-funded warrants are being offered by Elicio. The offering is expected to close on or about July 1, 2024, subject to the satisfaction of customary closing conditions.

Elicio intends to use the net proceeds from this offering together with its existing cash, cash equivalents and marketable securities, for the advancement of its development pipeline, as well as for working capital and general corporate purposes.

Jones is acting as the sole book-running manager for the offering.

A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on June 11, 2024. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on June 27, 2024. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from JonesTrading Institutional Services LLC (“Jones”), Attention: Equity Capital Markets, 325 Hudson Street, 6th Floor New York, New York 10013; email: ecm@jonestrading.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Elicio Therapeutics

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing a pipeline of novel lymph node-targeted immunotherapies for the treatment of some of the most aggressive cancers. By combining expertise in immunology and immunotherapy, Elicio is harnessing the natural power of the immune system with the AMP technology, which allows for therapeutic payloads to be delivered directly to the lymph nodes, with the goal of enhancing the immune system’s cancer-fighting capabilities. By targeting cancer immunotherapies to the core of the immune response, AMP aims to optimize the lymph nodes’ natural ability to educate, activate and amplify cancer-specific T cells, which are essential for recognizing and eliminating tumor cells. Engineered to synchronize immunity in these highly potent sites, AMP is built to enhance the magnitude, potency, quality and durability of the immune response to drive antitumor activity. Elicio’s R&D pipeline includes off-the-shelf therapeutic cancer vaccines ELI-002, (targeting mKRAS-driven cancers) as well as ELI-007 and ELI-008 (targeting BRAF-driven cancers and p53 hotspot mutations, respectively). For more information, please visit www.elicio.com.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Elicio uses words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements include statements regarding, among other things, the intended use of proceeds from the offering of Elicio’s securities and the timing of the completion of the offering. Such forward-looking statements are based on Elicio’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, market risks and uncertainties and the risk that the offering of its securities will not be consummated, and the satisfaction of customary closing conditions for the offering of its securities.

New factors emerge from time to time, and it is not possible for Elicio to predict all such factors, nor can Elicio assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in Elicio’s Annual Report on Form 10-K filed with the SEC on March 29, 2024, as amended on April 29, 2024, under the heading “Risk Factors”, and any subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

Investor Relations Contact
Brian Piekos
Elicio Therapeutics
IR@elicio.com

857-209-0153